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1340571.v1
                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                                                          SEC FILE
                               NUMBER
                          FORM 12b-25                  001-10892

                                                        CUSIP NUMBER
                  NOTIFICATION OF LATE FILING         413353103
(Check
One)   Form    Form     Form   x Form      Form     Form N-   Form N-
:      10-K    20-F     11-K     10 Q      10-D     SAR       CSR

     For Period Ended:        July 30, 2005
     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR
     For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART 1 - REGISTRANT INFORMATION

                        HAROLD'S STORES, INC.
Full name of Registrant


Former Name if Applicable

                          5919 Maple Avenue
Address of Principal Executive Office (Street and Number)

                         Dallas, Texas 75235
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).
            (a  The  reasons described in reasonable detail in  Part
            )   III  of  this  form could not be eliminated  without
                unreasonable effort or expense;
            (b The subject annual report, semi-annual report, ) transition report on Form 10-K, Form 20-F, 11-K,
                Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
            (c  The accountant's statement or other exhibit
            )   required by Rule 12b-25(c) has been attached if
                applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Company was unable to provide in a timely fashion information necessary to complete the required review of its financial statements for its Form 10-Q as required by Section 10-01 of Regulation S-X as a result of recent change in its Chief Executive Officer.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
     Jodi L. Taylor, Chief Financial Officer 405-329-4045
                                  (Name)                        (Area
Code)                (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or
     15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                      Yes
                                                  No
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      Yes        No
     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        Harolds Stores, Inc.
            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
Date September 13, 2005            By   /s/ Jodi L. Taylor
                                   Jodi L. Taylor, Chief Financial
Officer